ARTICLES OF INCORPORATION

                                       OF

                               CENTRAL GROUP, INC.

                                                         FILED 97 SEP 26 PM 1:39
                                                              SECRETARY OF STATE
                                                            TALLAHASSEE, FLORIDA

         The undersigned, acting as incorporator of a corporation under the Florida Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

         ARTICLE I

         The name of the corporation is: CENTRAL GROUP, INC.


         ARTICLE II

         The period of duration of the corporation is perpetual.

         ARTICLE III

         The purpose or purposes for which the corporation is organized is to engage in any type of activity, within or without the United States which is lawful under the laws of the United States and the State of Florida.

         ARTICLE IV

         The street address of the initial principal office of the corporation and the mailing address of the corporation is: 2151 West Hillsboro Blvd., Suite 204, Deerfield Beach, Florida 33442.


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         ARTICLE V

         The total authorized capital stock of this Corporation shall consist of Fifty Million (50,000,000) shares of voting common stock, having a par value of $.001 each, amounting in the aggregate to Fifty Thousand Dollars ($50,000.00). All stock when issued shall be fully paid for and shall be nonassessable and shares of the Corporation are not to be divided into classes.

         The holders of the outstanding capital stock shall be entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property, or in shares of the capital stock of the corporation. In any event, dividends on the common stock of this corporation shall have no cumulative rights whatsoever and dividends will not accumulate if the Directors do not declare dividends, whether or not there is a surplus available to the Board of Directors for the payment of dividends.

         Each shareholder of this corporation shall have one vote per share of issued and outstanding shares.

         ARTICLE VI

         The street address of the initial registered office of this Corporation is 2151 West Hillsboro Blvd., Suite 204, Deerfield Beach, Florida 33442. The initial registered agent of this Corporation is: Debra A. Sauer.


ARTICLE VII

This Corporation shall have up to five (5) Directors, under such terms and conditions as shall be specified in the By-laws.

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ARTICLE VIII

         The name and address of the person signing these Articles as the incorporator is:

                           Debra A. Sauer
                           2151 West Hillsboro Blvd., Suite 204
                           Deerfield Beach, Florida 33442.


         ARTICLE IX

         The power to adopt, alter, amend or repeal By-laws shall be vested in the Board of Directors.

         ARTICLE X

         The Shareholders of this corporation shall not have preemptive rights to acquire the corporation's unissued shares.

         ARTICLE Xl

         The shareholders shall have the absolute power to adopt, amend, alter, change or appeal these Articles of Incorporation when proposed and approved at a stockholder's meeting with not less than a majority vote of the issued and outstanding common stock.

         IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 25th day of September, 1997

                           /s/ Debra A. Sauer
                           -------------------------------------
                           DEBRA A. SAUER
                           INCORPORATOR

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